Earnings Release August 2, 2016
Holly Energy Partners, L.P. Reports Second Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the second quarter of 2016. Net income attributable to Holly Energy Partners for the second quarter was $39.1 million ($0.45 per basic and diluted limited partner unit) compared to $30.2 million ($0.34 per basic and diluted limited partner unit) for the second quarter of 2015.
Distributable cash flow was $55.7 million for the quarter, up $8.4 million, or 18% compared to the second quarter of 2015. HEP announced its 47th consecutive distribution increase on July 22, 2016, raising the quarterly distribution from $0.575 to $0.585 per unit, which represents an increase of 7.3% over the distribution for the second quarter of 2015.
The increase in earnings is primarily due to recent acquisitions including interests in the Frontier, Osage, and Cheyenne pipelines, the Tulsa crude tanks acquired in the first quarter of 2016, and the refinery process units dropped down in the fourth quarter of 2015 as well as increased revenues from our 75% interest in the UNEV products pipeline.
Commenting on the second quarter of 2016, Mike Jennings, Chief Executive Officer, stated, “We are pleased with our solid financial results for the second quarter of 2016, which allowed us to maintain our record of quarterly distribution increases, while maintaining a very strong distribution coverage ratio. We remain optimistic about organic growth on the UNEV products pipeline. Additionally, we continue to leverage our logistics capabilities and HollyFrontier Corporation's refining footprint to create third party acquisition opportunities as demonstrated by our acquisition of a 50% interest in the Cheyenne Pipeline during the second quarter of 2016.
"As we look forward, we believe HEP is positioned for continued growth due to the quality and geographic location of our assets, our talented employee base, and our financially strong and supportive general partner, HollyFrontier."
Second Quarter 2016 Revenue Highlights
Revenues for the quarter were $94.9 million, an increase of $11.4 million compared to the second quarter of 2015 due to revenues from the El Dorado processing units acquired in the fourth quarter of 2015, increased UNEV pipeline revenues, the inclusion of Tulsa crude tanks revenues as well as the effect of annual tariff increases. Overall pipeline volumes were down 3% compared to the three months ended June 30, 2015, largely due to decreased volumes from pipelines servicing HFC's Navajo refinery offset by increased volumes on the UNEV pipeline.

•
Revenues from our refined product pipelines were $30.8 million, an increase of $1.4 million compared to the second quarter of 2015 mainly due to increased revenue from the UNEV pipeline of $1.3 million in addition to increased volumes and annual tariff increases. Shipments averaged 199.9 mbpd compared to 195.6 mbpd for the second quarter of 2015 mainly due to increased throughput volumes on the UNEV pipeline.

•
Revenues from our intermediate pipelines were $6.8 million, a decrease of $0.4 million, on shipments averaging 135.2 mbpd compared to 143.1 mbpd for the second quarter of 2015. The lower revenues were mainly due to lower volumes from pipelines servicing HFC's Navajo refinery.

•
Revenues from our crude pipelines were $18.6 million, an increase of $3.5 million, on shipments averaging 278.4 mbpd compared to 295.8 mbpd for the second quarter of 2015. Revenues increased mainly due to tariff increases and an increase in deferred revenue recognized.

•
Revenues from terminal, tankage and loading rack fees were $34.5 million, an increase of $2.8 million compared to the second quarter of 2015. Refined products terminalled in the facilities averaged 489.6 mbpd compared to 499.7 mbpd for the second quarter of 2015. The volume decrease is mainly due to the transfer of the El Paso terminal to HollyFrontier in the first quarter of 2016 offset by the inclusion of volumes from our Tulsa crude tanks acquired in the first quarter of 2016. Revenues increased due to increased revenue from the Tulsa crude tanks as well as annual tariff increases.

Revenues for the three months ended June 30, 2016, include the recognition of $0.3 million of prior shortfalls billed to shippers in 2015 as they did not meet their minimum volume commitments within the contractual make-up period. As of June 30, 2016, shortfall deferred revenue in our consolidated balance sheet was $4.8 million. Such deferred revenue will be recognized in earnings either as (a) payment for shipments in excess of guaranteed levels, if and to the extent the pipeline system has the necessary capacity for shipments in excess of guaranteed levels, or (b) when shipping rights expire unused over the contractual make-up period.
Six Months Ended June 30, 2016 Revenue Highlights
Revenues for the six months ended June 30, 2016, were $196.9 million, an increase of $23.7 million compared to the six months ended June 30, 2015. This is due principally to increased revenue from the El Dorado processing units, increased UNEV pipeline revenues, and the inclusion of Tulsa crude tanks revenues as well the effect of annual tariff increases and increased pipeline shipments.

•
Revenues from our refined product pipelines were $70.8 million, an increase of $5.1 million mainly due to increased revenue from the UNEV pipeline of $4.2 million due to increased volumes and annual tariff increases. Shipments averaged 205.3 mbpd compared to 191.3 mbpd for the six months ended June 30, 2015, largely due to increased volumes from pipelines servicing HFC's Navajo refinery and the UNEV pipeline.

•
Revenues from our intermediate pipelines were $14.2 million, an increase of $0.2 million, on shipments averaging 136.3 mbpd compared to 140.6 mbpd for the six months ended June 30, 2015. The increase in revenue was due to the effects of annual tariff increases.

•
Revenues from our crude pipelines were $36.1 million, an increase of $4.0 million, on shipments averaging 282.9 mbpd compared to 289.3 mbpd for the six months ended June 30, 2015. Revenues increased due to the annual tariff increases and increase in deferred revenue recognized.

•
Revenues from terminal, tankage and loading rack fees were $67.2 million, an increase of $5.8 million compared to the six months ended June 30, 2015. Revenues increased due to increased revenue from the El Dorado and Tulsa crude tanks, higher volumes through the UNEV terminals as well as annual tariff increases. Refined products terminalled in the facilities averaged 464.0 mbpd compared to 444.1 mbpd for the six months ended June 30, 2015, largely due to the El Dorado and Tulsa crude tank volumes offset by lower volumes through the El Paso terminal.

Revenues for the six months ended June 30, 2016, include the recognition of $7.0 million of prior shortfalls billed to shippers in 2015, as they did not meet their minimum volume commitments within the contractual make-up period.
Operating Costs and Expenses Highlights
Operating costs and expenses were $45.8 million and $92.4 million for the three and six months ended June 30, 2016, representing an increase of $2.6 million and $3.0 million from the three and six months ended June 30, 2015. The increases are primarily due to operating expenses for our El Dorado processing units acquired in the fourth quarter of 2015, and higher depreciation expense partially offset by lower environmental costs.

Interest expense was $11.3 million and $21.8 million for the three and six months ended June 30, 2016, representing increases of $2.2 million and $4.0 million over the same periods of 2015. The increases are due to increases in borrowings under our credit agreement.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1109621.
An audio archive of this webcast will be available using the above noted link through August 16, 2016.
About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas as well as refinery processing units in Kansas.

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels-per-stream-day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming, and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 39% interest (including the general partner interest) in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and the six months ended June 30, 2016 and 2015.

	Three Months Ended June 30,		Change from
	2016	2015	2015
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$19,392	$18,245	$1,147
Affiliates – intermediate pipelines	6,780	7,172	(392)
Affiliates – crude pipelines	18,581	15,096	3,485
	44,753	40,513	4,240
Third parties – refined product pipelines	11,434	11,213	221
	56,187	51,726	4,461
Terminals, tanks and loading racks:
Affiliates	30,250	27,784	2,466
Third parties	4,285	3,969	316
	34,535	31,753	2,782

Affiliates - refinery processing units	4,175	—	4,175

Total revenues	94,897	83,479	11,418
Operating costs and expenses:
Operations	27,255	25,400	1,855
Depreciation and amortization	15,709	15,179	530
General and administrative	2,863	2,696	167
	45,827	43,275	2,552
Operating income	49,070	40,204	8,866

Equity in earnings of equity method investments	3,623	631	2,992
Interest expense, including amortization	(11,276)	(9,056)	(2,220)
Interest income	112	3	109
Gain (loss) on sale of assets	(5)	50	(55)
Other income	5	21	(16)
	(7,541)	(8,351)	810
Income before income taxes	41,529	31,853	9,676
State income tax benefit (expense)	(54)	64	(118)
Net income	41,475	31,917	9,558
Allocation of net income attributable to noncontrolling interests	(2,355)	(1,743)	(612)
Net income attributable to Holly Energy Partners	39,120	30,174	8,946
General partner interest in net income, including incentive distributions(1)	(12,677)	(9,969)	(2,708)
Limited partners’ interest in net income	$26,443	$20,205	$6,238
Limited partners’ earnings per unit – basic and diluted:(1)	$0.45	$0.34	$0.11
Weighted average limited partners’ units outstanding	58,865	58,657	208
EBITDA(2)	$66,047	$54,342	$11,705
Distributable cash flow(3)	$55,709	$47,299	$8,410

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	125,535	121,982	3,553
Affiliates – intermediate pipelines	135,165	143,140	(7,975)
Affiliates – crude pipelines	278,414	295,793	(17,379)
	539,114	560,915	(21,801)
Third parties – refined product pipelines	74,386	73,659	727
	613,500	634,574	(21,074)
Terminals and loading racks:
Affiliates	418,233	420,564	(2,331)
Third parties	71,415	79,133	(7,718)
	489,648	499,697	(10,049)

Affiliates- refinery processing units	50,376	—	50,376

Total for pipelines and terminal assets (bpd)	1,153,524	1,134,271	19,253

	Six Months Ended June 30,		Change from
	2016	2015	2015
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates—refined product pipelines	$44,574	$40,786	$3,788
Affiliates—intermediate pipelines	14,193	14,034	159
Affiliates—crude pipelines	36,072	32,090	3,982
	94,839	86,910	7,929
Third parties—refined product pipelines	26,200	24,936	1,264
	121,039	111,846	9,193
Terminals, tanks and loading racks:
Affiliates	58,503	53,642	4,861
Third parties	8,683	7,747	936
	67,186	61,389	5,797

Affiliates - refinery processing units	8,682	—	8,682

Total revenues	196,907	173,235	23,672
Operating costs and expenses
Operations	54,177	53,465	712
Depreciation and amortization	32,260	29,977	2,283
General and administrative	5,954	5,986	(32)
	92,391	89,428	2,963
Operating income	104,516	83,807	20,709
Equity in earnings of equity method investments	6,388	1,365	5,023
Interest expense, including amortization	(21,811)	(17,824)	(3,987)
Interest income	224	3	221
Gain (loss) on sale of assets	(5)	209	(214)
Other	(3)	21	(24)
	(15,207)	(16,226)	1,019
Income before income taxes	89,309	67,581	21,728
State income tax expense	(149)	(37)	(112)
Net income	89,160	67,544	21,616
Allocation of net income attributable to noncontrolling interests	(7,282)	(5,770)	(1,512)
Net income attributable to Holly Energy Partners	81,878	61,774	20,104
General partner interest in net income, including incentive distributions (1)	(24,562)	(19,576)	(4,986)
Limited partners’ interest in net income	$57,316	$42,198	$15,118
Limited partners’ earnings per unit—basic and diluted (1)	$0.96	$0.71	$0.25
Weighted average limited partners’ units outstanding	58,761	58,657	104
EBITDA (2)	$135,874	$109,609	$26,265
Distributable cash flow (3)	$111,075	$93,189	$17,886

Volumes (bpd)
Pipelines:
Affiliates—refined product pipelines	128,983	118,724	10,259
Affiliates—intermediate pipelines	136,288	140,620	(4,332)
Affiliates—crude pipelines	282,923	289,285	(6,362)
	548,194	548,629	(435)
Third parties—refined product pipelines	76,360	72,546	3,814
	624,554	621,175	3,379
Terminals and loading racks:
Affiliates	387,628	367,538	20,090
Third parties	76,370	76,574	(204)
	463,998	444,112	19,886

Affiliates - refinery processing units	46,409	—	46,409

Total for pipelines and terminal assets (bpd)	1,134,961	1,065,287	69,674

	June 30,	December 31,
	2016	2015
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$4,882	$15,013
Working capital	$13,540	$12,218
Total assets	$1,617,329	$1,543,765
Long-term debt	$1,083,136	$1,008,752
Partners' equity(4)	$295,264	$297,912

(1)
Net income attributable to Holly Energy Partners is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. General partner incentive distributions were $12.1 million and $9.8 million for the three months ended June 30, 2016 and 2015, respectively, and $23.6 million and $19.1 million for the six months ended June 30, 2016 and 2015, respectively.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense and loss on early extinguishment of debt, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA also is used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In thousands)
Net income attributable to Holly Energy Partners	$39,120	$30,174	$81,878	$61,774
Add (subtract):
Interest expense	10,493	8,562	20,435	16,894
Interest Income	(112)	(3)	(224)	(3)
Amortization of discount and deferred debt charges	783	494	1,376	930
State income tax expense (benefit)	54	(64)	149	37
Depreciation and amortization	15,709	15,179	32,260	29,977
EBITDA	$66,047	$54,342	$135,874	$109,609

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In thousands)
Net income attributable to Holly Energy Partners	$39,120	$30,174	$81,878	$61,774
Add (subtract):
Depreciation and amortization	15,709	15,179	32,260	29,977
Amortization of discount and deferred debt charges	783	494	1,376	930
Increase (decrease) in deferred revenue attributable to shortfall billings	1,731	1,355	(1,927)	(2,195)
Maintenance capital expenditures*	(2,661)	(1,870)	(4,322)	(3,519)
Increase (decrease) in environmental liability	(113)	(386)	(442)	3,471
Increase (decrease) in reimbursable deferred revenue	(628)	1,537	(1,155)	992
Other non-cash adjustments	1,768	816	3,407	1,759
Distributable cash flow	$55,709	$47,299	$111,075	$93,189

*
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

(4)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets would have been recorded as increases to our properties and equipment and intangible assets at the time of acquisition instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

Richard L. Voliva III, Senior Vice President and
Chief Financial Officer
Julia Heidenreich, Vice President, Investor Relations
Craig Biery, Investor Relations
Holly Energy Partners, L.P.
214/954-6511